Exhibit 10.1

Execution Copy

Partners for Growth

Loan and Security Agreement

Borrower:	Irvine Sensors Corporation, a Delaware corporation
Address:	3001 Red Hill Ave., Bldg. 4/108, Costa Mesa, Orange County, CA 92926

Date:	December 14, 2011

THIS LOAN AND SECURITY AGREEMENT (“Agreement”) is entered into on the above date (the “Effective Date”) between PARTNERS FOR GROWTH III, L.P. (“PFG”), whose address is 150 Pacific Avenue, San Francisco, CA 94111 and the borrower(s) named above (jointly and severally, “Borrower”), whose chief executive office is located at the above address (“Borrower’s Address”). The Schedule to this Agreement (the “Schedule”) being signed by the parties concurrently, is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 8 below.)

1. LOANS.

1.1 Loans. PFG will make loans to Borrower (the “Loans”) up to the amounts (the “Credit Limit”) shown on the Schedule, provided no Default or Event of Default has occurred and is continuing.

1.2 Interest. All Loans and all other monetary Obligations shall bear interest at the rates shown on the Schedule, except where expressly set forth to the contrary in this Agreement. Interest shall be payable monthly, on the first Business Day of each month for interest accrued during the prior month. Overdue interest and other overdue monetary Obligations may, in PFG’s discretion, be charged to Borrower’s loan account, and the same shall thereafter bear interest at the same rate as the other Loans.

1.3 Overadvances. If, at any time or for any reason, the total of all outstanding Loans and all other monetary Obligations exceeds the Credit Limit (such excess amount, an “Overadvance”), Borrower shall pay the amount of such Overadvance to PFG within one (1) Business Day from PFG notice or Knowledge thereof (the “Overadvance Due Date”). Without limiting Borrower’s obligation to repay to PFG the amount of any Overadvance, Borrower agrees to pay PFG interest on the outstanding amount of any Overadvance not repaid prior to the expiry of such Overadvance Due Date at the Default Rate.

1.4 Fees. Borrower shall pay PFG the fees shown on the Schedule, which are in addition to all interest and other sums payable to PFG and are not refundable.

1.5 Loan Requests. To obtain a Loan, Borrower shall make a Qualifying Request to PFG by facsimile or telephone. Loan requests may also be made by Borrower by email, but the same shall not be deemed made until PFG acknowledges receipt of the same by email or otherwise in writing. Loan requests received after 12:00 Noon Pacific time will not be considered to have been received by PFG until the next Business Day and PFG shall use reasonable commercial efforts to fund a Qualifying Request within one Business Day after such deemed receipt and shall, in any event, fund a Qualifying Request within five Business Days after such deemed receipt.

1.6 Late Fee. If any payment of accrued interest for any month is not made within three business days after the later of the date a bill therefor is sent by PFG or three business days after the due date therefor, or if any payment of principal or any other payment is not made within three Business Days after the date due, then Borrower shall pay PFG a late payment fee equal to 5% of the amount of any and all such delinquent monetary Obligations then outstanding (excluding for the avoidance of doubt, Non-Overdue Monetary Obligations) in the first three instances of such late payment and in the fourth such instance of late payment and thereafter, 10% of the amount of such overdue monetary Obligations; provided, however, that the relevant percentage of late payment charge shall not be applied in such as fashion as to result in additional interest being due on the interest component of late fees previously charged. The provisions of this paragraph shall not be construed as PFG’s consent to Borrower’s failure to pay any amounts when due, and PFG’s acceptance of any such late payments shall not restrict PFG’s exercise of any remedies arising out of any such failure.

2. SECURITY INTEREST.

2.1 Grant of Security Interest. To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to PFG a continuing security interest in, and pledges to PFG, all of the following (collectively, the “Collateral”): all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Intellectual Property); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower’s books relating to any and all of the above; provided that (i) with respect to any Trademarks, applications in the United States Patent and Trademark Office to register Trademarks or service marks on the basis of the Company’s “intent to use” such Trademarks or service marks will not be deemed to be Collateral unless and until a “Statement of Use” or “Amendment to Allege Use” has been filed and accepted in the United States Patent and Trademark Office, whereupon such application shall be automatically subject to the security interest granted herein and deemed to be included in the Collateral and (ii) for the sake of clarity, the PFG acknowledges and agrees that Collateral does not include the interests owned by Optics 1, Inc. in certain Intellectual Property that is co-owned by Optics 1, Inc. and Borrower. Borrower hereby authorizes PFG to file financing statements, without notice to Borrower, with all appropriate jurisdictions in order to perfect or protect PFG’s interests or rights hereunder, which financing statements may show the Collateral as “all assets of Debtor” or words of similar effect, or as being of equal or lesser scope, or with greater detail, all in PFG’s discretion.

2.2. Release. Upon any sale or other transfer by Borrower of any Collateral pursuant to a Permitted Disposition, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.11 hereof, the security interest in such Collateral shall be automatically released. In connection with any release of Collateral, PFG shall execute and deliver to Borrower, at Borrower’s expense, all documents that Borrower shall reasonably request to evidence such release.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

In order to induce PFG to enter into this Agreement and to make Loans, Borrower represents and warrants to PFG as follows, and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and thereafter until all Obligations have been paid and performed in full:

3.1 Corporate Existence and Authority. Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Borrower is and will continue to be qualified and will have all Governmental Authorizations required to do business in all jurisdictions in which any failure to do so would result in a Material Adverse Change. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally), (iii) do not violate Borrower’s Constitutional Documents, (iv) do not violate in any material respect any Legal Requirement or any material agreement or instrument of Borrower or relating to its property, and (v) do not constitute grounds for acceleration of any material indebtedness or obligation under any agreement or instrument to which Borrower or its property is subject.

3.2 Name; Trade Names and Styles. As of the date hereof, the name of Borrower set forth in the heading to this Agreement is its correct name, as set forth in its Constitutional Documents. Listed in the Representations are all prior names of Borrower and all of Borrower’s present and prior trade names as of the date hereof. Borrower shall give PFG 30 days’ prior written notice before changing its name or doing business under any other name.

3.3 Place of Business; Location of Collateral. As of the date hereof, the address set forth in the heading to this Agreement is Borrower’s chief executive office. In addition, as of the date hereof, Borrower has places of business and Collateral is located only at the locations set forth in the Representations. Borrower will give PFG at least 30 days prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral (other than delivery of inventory in the ordinary course of business to third party contractors for processing and sales of inventory in the ordinary course of business or as otherwise expressly permitted hereunder) to a location other than Borrower’s Address or one of the locations set forth in the Representations, except that Borrower may maintain sales offices in the ordinary course of business at which not more than a total of $10,000 fair market value of Equipment is located.

3.4 Title to Collateral; Perfection; Permitted Liens.

(a) Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased to Borrower. The Collateral now is and will remain free and clear of any and all Liens, except for Permitted Liens. For Collateral in which a security interest may be perfected by the filing of a UCC financing statement, upon the filing a UCC financing statement in Borrower’s jurisdiction of organization and, in the case of Intellectual Property with respect to which a security interest may be perfected by filing, recording or registration in the United States, upon recording of Intellectual Property security documents, and in other Collateral in which a security interest is otherwise perfected, PFG now has, and will continue to have, a First-Priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and Borrower will at all times defend PFG and the Collateral against all claims of others.

(b) Borrower has set forth in the Representations all of Borrower’s Deposit Accounts as of the date hereof, and Borrower will give PFG five Business Days advance written notice before establishing any new Deposit Accounts and will cause the institution where any such new Deposit Account is maintained to execute and deliver to PFG a Control Agreement in form reasonably satisfactory to PFG and legally sufficient to perfect PFG’s security interest in such Deposit Account.

(c) In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting, and in which the potential recovery exceeds $100,000, Borrower shall promptly notify PFG thereof in writing and provide PFG with such information regarding the same as PFG shall request (unless providing such information would waive the Borrower’s attorney-client privilege). Such notification to PFG shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to PFG, and Borrower shall execute and deliver all such documents and take all such actions as PFG shall request to perfect PFG’s security interest therein.

(d) None of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture, unless specified in Exhibit A. Except as specified in Exhibit A, Borrower is not and, without a Landlord Consent in favor of PFG, will not (without PFG’s consent), become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any Collateral senior to the rights of PFG in such Collateral (other than immovable fixtures and tenant improvements financed by the lessor and Collateral with an aggregate value not in excess of $50,000) and, except as specified in Exhibit A, no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair Borrower’s right to remove any such Collateral from the leased premises. Whenever any Collateral is located upon premises in which any third party has an interest, Borrower shall, whenever requested by PFG, use commercially reasonable efforts to cause such third party to execute and deliver to PFG, in form reasonably acceptable to PFG, a Landlord Consent or such other waivers and subordinations as PFG shall specify in its good faith business judgment. Borrower will keep in full force and effect, and will comply with all material terms of, any lease of real property where any of the Collateral now or in the future may be located, except to the extent that such failure to do so would not result in a Material Adverse Change.

3.5 Maintenance of Collateral. Borrower will maintain the Collateral in good working condition (ordinary wear and tear and casualty excepted), and Borrower will not use the Collateral for any unlawful purpose. Borrower will promptly advise PFG in writing of any material loss or damage to the Collateral.

3.6 Books and Records. Borrower has maintained and will maintain at Borrower’s Address complete and accurate books and records, comprising an accounting system in accordance with GAAP.

3.7 Financial Condition, Statements and Reports. All Financial Statements now or in the future delivered to PFG have been, and will be, prepared in conformity with GAAP and now and in the future will fairly present the results of operations and financial condition of Borrower in all material respects, in accordance with GAAP, at the times and for the periods therein stated. Between the last date covered by any such statement provided to PFG and the date hereof, there has been no Material Adverse Change.

3.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and will timely file, all required Non-trivial Tax Returns, and Borrower has timely paid, and will timely pay, all Non-trivial Taxes now or in the future owed by Borrower. Borrower may, however, defer payment of any of the foregoing which are contested by Borrower in good faith, provided that Borrower (i) contests the same by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies PFG in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes all other steps required to stay the enforcement of any such Lien upon any of the Collateral. As of the Effective Date, Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior Tax years which could result in additional Taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

3.9 Compliance with Law. Borrower has, to the best of its knowledge, complied, and will comply, in all material respects, with all material Legal Requirements, including, but not limited to, those relating to Borrower’s ownership of real or personal property, the conduct and licensing of Borrower’s business, and all environmental matters.

3.10 Litigation. There is no claim, suit, litigation, proceeding or investigation pending or (to best of Borrower’s knowledge) threatened against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) which could reasonably be expected to result, either separately or in the aggregate, in any Material Adverse Change. Borrower will promptly inform PFG in writing of any claim, proceeding, litigation or investigation in the future threatened in writing or instituted against Borrower involving aggregate claims of $100,000 or more.

3.11 Use of Proceeds. Proceeds of all Loans shall be used as set forth in the Schedule. No part of the proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System.

3.12 No Default. At the date hereof, no Default or Event of Default has occurred, and no Default or Event of Default will have occurred after giving effect to any Loans being made concurrently herewith.

3.13 Protection and Registration of Intellectual Property Rights. Borrower owns or otherwise hold the right to use all intellectual property rights, including, without limitation, all patents, copyrights, trademarks, Domain Rights (as defined below), trade secrets and computer software, necessary for the conduct of its business as conducted on the date hereof. Borrower shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property, other than intellectual property that is not material to Borrower’s business and that Borrower has determined not to maintain or to abandon; (b) promptly advise PFG in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without PFG’s written consent. If, before the Obligations have been paid and/or performed in full, Borrower shall (i) adopt, use, acquire or apply for registration of any trademark, service mark or trade name, (ii) apply for registration of any patent or obtain any patent or patent application; (iii) create or acquire any published or material unpublished works of authorship material to the business that is or is to be registered with the U.S. Copyright Office or any non-U.S. equivalent; or (iv) register or acquire any domain name or domain name rights, then the provisions of Section 2.1 shall automatically apply thereto, and within 20 days after the end of each calendar month, Borrower shall give PFG written notice of any such acquisition, creation, application or registration occurring during the prior calendar month. Borrower shall further provide PFG with all information and details relating to the foregoing and take such further actions as PFG may reasonably request from time to time to enable PFG to perfect or continue the perfection of PFG’s interest in such Collateral.

3.14 Domain Rights and Related Matters. Borrower (a) is the sole record, legal and beneficial owner of all domain names and domain name rights that are material to the conduct of Borrower’s business (and that of its Subsidiaries), free and clear of any rights or claims of any third party; (b) the information provided in the Representations with respect to domain names and ownership thereof, domain registry, domain servers, location and administrative contact information, web hosting and related services and facilities (collectively, “Domain Rights”) is true, accurate and complete as of the date hereof and Borrower shall promptly notify PFG of any changes to such information; (c) shall maintain all Domain Rights, other than Domain Rights that Borrower has affirmatively determined to not maintain, in full force and effect so long as any Obligations remain outstanding; (d) shall, upon request of PFG, notify such third parties (including domain registrars, hosting companies and internet service providers) of PFG’s security interest in Borrower’s Domain Rights; and (e) promptly advise PFG in writing of any Non-trivial disputes or infringements of its Domain Rights.

4. ACCOUNTS.

4.1 Documents Relating to Accounts. If requested by PFG, Borrower shall furnish PFG with copies (or, at PFG’s reasonable request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts, and Borrower warrants the genuineness of all of the foregoing. Borrower shall also furnish to PFG an aged accounts receivable trial balance as provided in the Schedule. In addition, Borrower shall deliver to PFG, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos.

4.2 Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until an Event of Default has occurred and is continuing. At any time thereafter, PFG may, in its sole business judgment, require that all proceeds of Collateral be deposited by Borrower into a lockbox account, or such other “blocked account” as PFG may specify, pursuant to a blocked account agreement in form reasonably acceptable to PFG.

4.3. Remittance of Proceeds. All proceeds arising from the disposition of any Collateral shall be delivered, in kind, by Borrower to PFG in the original form in which received by Borrower not later than the following three (3) Business Days after receipt by Borrower, to be applied to the Obligations in such order as PFG shall determine; provided, however, if no Default or Event of Default has occurred and is then continuing:

(a) Borrower shall not be obligated to remit to PFG:

(i) the proceeds of Accounts arising in the ordinary course of business;

(ii) the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $25,000 or less (for all such transactions in any fiscal year);

(iii) the proceeds of sales of Inventory in the ordinary course of business;

(iv) the proceeds of the sale of Permitted Investments, so long as such proceeds are promptly reinvested in other Permitted Investments; or

(v) the proceeds of the sale of the Thermal Business;

Any of the proceeds set forth in clauses (a)(i) through (v) that are remitted to PG during a Default or Event of Default, if not used to repay Obligations, shall be returned to Borrower if such Default or Event of Default is cured or waived by PFG.

(b) as to the proceeds of the sale(s) of Non-Core Intellectual Property, Borrower may (A) use all such proceeds to repay Obligations (or, if such proceeds exceed all monetary Obligations, such excess may be applied in accordance with the following clauses (B), (C) or (D)), (B) direct such proceeds into a blocked Deposit Account in respect of which there is a Control Agreement in favor of PFG, (C) pay such proceeds to PFG to be held by PFG as a non-interest-bearing deposit securing Obligations, or (D) retain such proceeds, but with the effect that the Credit Limit specified in Section 1 of the Schedule is permanently reduced by the amount of the proceeds retained;

Borrower agrees that it will not commingle proceeds of Collateral (other than those described in subclauses (a)(i) through (v), above) with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for PFG, except as set forth above. PFG may, in its good faith business judgment, require that all proceeds of Collateral be deposited by Borrower into a lockbox account, or such other “blocked account” as PFG may specify, pursuant to a blocked account agreement in such form as PFG may specify in its good faith business judgment. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

5. ADDITIONAL DUTIES AND COVENANTS OF BORROWER.

Borrower will at all times comply with all of the following covenants throughout the term of this Agreement:

5.1 Financial and Other Covenants. Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.

5.2 Insurance. Borrower shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance in such form and amounts as are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to PFG. All such insurance policies shall name or include an endorsement showing PFG as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to PFG. Upon receipt of the proceeds of any such insurance, PFG shall apply such proceeds in reduction of the Obligations as PFG shall determine in its good faith business judgment, except that, provided no Default or Event of Default has occurred and is continuing, PFG shall release to Borrower insurance proceeds with respect to Equipment totaling less than $250,000, which may be used for any lawful purpose. PFG may require reasonable assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance, PFG may, but is not obligated to, obtain the same at Borrower’s expense. Borrower shall promptly deliver to PFG copies of all material reports made to insurance companies.

5.3 Reports. Borrower, at its expense, shall provide PFG with the written reports set forth in the Schedule, and such other written reports with respect to Borrower (including budgets, projections, operating plans and other financial documentation), as PFG shall reasonably request.

5.4 Access to Collateral, Books and Records. At reasonable times, and on three (3) Business Days’ notice, PFG, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower’s books and records. The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be $850 per person per day (or such higher amount as shall represent PFG’s then current standard charge for the same), plus reasonable expenses; provided however, unless a Default or Event of Default has occurred and is continuing, Borrower shall be only be required to pay for one such inspection and one such audit during each year. Notwithstanding the foregoing, Borrower shall not be required to disclose to PFG any document or information (i) where disclosure is prohibited by applicable law or any agreement binding on Borrower, or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product. If Borrower is withholding any information under the preceding sentence, it shall so advise PFG in writing, giving PFG a general description of the nature of the information withheld.

5.5 Negative Covenants. Except as may be permitted in the Schedule, Borrower shall not, without PFG’s prior written consent (which shall be a matter of its good faith business judgment and shall be conditioned on Borrower then being in compliance with the terms of this Agreement), do any of the following:

(i) permit or suffer any Change in Control;

(ii) acquire any assets, except in the ordinary course of business, or make any Investments other than Permitted Investments;

(iii) enter into any other transaction outside the ordinary course of business other than a transaction (which might otherwise be out of the ordinary course of business) expressly authorized under this Agreement;

(iv) sell or transfer any Collateral (including without limitation the sale or transfer of Collateral which is then leased back by Borrower), except for (A) the sale of finished Inventory in the ordinary course of Borrower’s business, and except for the sale of obsolete or unneeded Equipment in the ordinary course of business, (B) the making or sale of Permitted Investments (subject to permitted use of proceeds or re-investment in Permitted Investments), (C) the granting of Permitted Liens, (D) the non-exclusive licensing of Intellectual Property in the ordinary course of business, (E) the sale of the Thermal Business on an arm’s length basis; and (F) subject to section 4.3(b), the sale of Non-Core Intellectual Property (each, a “Permitted Disposition”);

(v) store any Inventory or other Collateral with any warehouseman or other third party, unless (A) there is in place a bailee agreement that complies with the provisions of Section 3.4(d) above, or (B) Borrower has used commercially reasonable efforts to comply with the provisions of Section 3.4(d), has so notified PFG and the value of such Collateral is no greater than $50,000;

(vi) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis;

(vii) make any loans of any money or other assets, other than Permitted Investments;

(viii) incur any Indebtedness, other than Permitted Indebtedness;

(ix) guarantee or otherwise become liable with respect to the obligations of another party or entity;

(x) pay or declare any dividends on Borrower’s stock (except for dividends payable solely in stock of Borrower);

(xi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower’s stock, except (A) in connection with redeeming or purchasing stock or departing officers, directors or employees, up to a maximum aggregate of $50,000 in any fiscal year and (B) repurchases of stock deemed to occur upon exercise of stock options or warrants if such stock represents a portion of the exercise price of such options or warrants;

(xii) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto;

(xiii) without at least thirty (30) days prior written notice to PFG: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than $10,000 in Borrower’s assets or property, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization;

(xiv) cause or permit any Dormant Subsidiary to own any Non-trivial property (of any kind) or to actively conduct business, without providing at least thirty (30) days’ advance notice to PFG and subject to such Dormant Subsidiary’s joinder to this Agreement as a Borrower and cross-corporate guarantor;

(xv) liquidate or dissolve or elect to liquidate or dissolve; or

(xvi) the Board of directors shall resolve to or approve, or Borrower shall otherwise take any steps to effect, any of the foregoing actions in clauses (i) through (xv), inclusive, without providing prompt written notice to PFG, provided that such notice shall not be deemed to constitute PFG’s consent to any of the foregoing.

Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default would occur as a result of such transaction.

5.6 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against PFG with respect to any Collateral or relating to Borrower, Borrower shall, without expense to PFG, make available Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that PFG may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

5.7 Changes. Borrower agrees to promptly notify PFG in writing of any Non-trivial changes in the information set forth in the Representations, not less than monthly in connection with delivery of the required Compliance Certificate and, if material, promptly; provided, that, Borrower shall be deemed to have satisfied the foregoing requirements (other than with respect to the information required in Sections 11(a) and (b) of Part C of the Representations) if such changes are reported in (a) a filing with the Securities and Exchange Commission or (b) a report delivered pursuant to Section 5.3, in each case, within the required filing or reporting periods, as applicable.

5.8 Further Assurances. Borrower agrees, at its expense, on request by PFG, to execute all documents and take all actions, as PFG, may, in its good faith business judgment, deem necessary or useful in order to perfect and maintain PFG’s perfected First-Priority security interest in the Collateral (subject to Permitted Liens).

6. TERM.

6.1 Maturity Date. This Agreement shall continue in effect until the maturity date set forth on the Schedule (the “Maturity Date”), subject to Sections 6.2, 6.3 and 6.4, below.

6.2 Early Termination. This Agreement may be terminated prior to the Maturity Date as follows: (i) if expressly permitted in the Schedule, by Borrower, effective three Business Days after written notice of termination is given to PFG; or (ii) by PFG at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately. If this Agreement is terminated by Borrower (to the extent permitted in the Schedule) or by PFG under this Section 6.2, Borrower shall pay to PFG a prepayment fee in the amount set forth in the Schedule. Any prepayment fee shall be due and payable on the effective date of termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.

6.3 Payment of Obligations. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Notwithstanding any termination of this Agreement, all of PFG’s security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full; provided that PFG may, in its sole discretion, refuse to make any further Loans after termination. No termination shall in any way affect or impair any right or remedy of PFG, nor shall any such termination relieve Borrower of any Obligation to PFG, until all of the Obligations have been paid and performed in full. Upon payment and performance in full of all the Obligations and termination of this Agreement, PFG shall promptly terminate its financing statements with respect to the Borrower and deliver to Borrower such other documents as may be required to fully terminate PFG’s security interests.

6.4 Survival of Certain Obligations. Without limiting the survival of obligations addressed otherwise in this Agreement and notwithstanding any other provision of this Agreement, the obligations of Borrower under Section 5.6 and Section 9 shall survive the termination of this Agreement.

7. EVENTS OF DEFAULT AND REMEDIES.

7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement, and Borrower shall give PFG prompt written notice thereof:

(a) Any warranty, representation, covenant, statement, report or certificate made or delivered to PFG by Borrower or any of Borrower’s officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made; or

(b) Borrower shall fail to pay any Loan or any interest thereon or any other monetary Obligation within three Business Days after the date due; or

(c) the total Loans and other Obligations outstanding, other than Non-Overdue Monetary Obligations, at any time shall exceed the Credit Limit, unless such excess shall have been repaid to PFG within one (1) Business Day of the earliest of the occurrence thereof, notice thereof or Borrower Knowledge thereof; or

(d) Borrower (i) shall fail to comply with any of the financial covenants set forth in the Schedule, or (ii) shall breach any of the provisions of Section 5.5 hereof, or (iii) shall fail to perform any other non-monetary Obligation which by its nature cannot be cured, or (iv) shall fail to permit PFG to conduct an inspection or audit as provided in Section 5.4 hereof or (v) shall fail to provide PFG with a Report under Section 6 of the Schedule within three (3) Business Days after the date due; or

(e) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within five (5) Business Days after the date due; or

(f) any levy, assessment, attachment or seizure is made on all or any Non-trivial part of the Collateral which is not cured within three (3) Business Days after the occurrence of the same, or any lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral which is not cured within ten (10) calendar days after the occurrence of the same; provided that no Event of Default shall be deemed to have occurred if (1) a bond is posted and maintained covering an amount equal to the amount in controversy giving rise to such levy, assessment, attachment or seizure and (2) Borrower diligently contests such levy, assessment, attachment or seizure; or

(g) any default or event of default occurs under any Non-trivial obligation secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or

(h) Borrower breaches any material contract or obligation, which has resulted or may reasonably be expected to result in a Material Adverse Change; or

(i) Dissolution, termination of existence or insolvency of Borrower; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, or Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or

(j) the commencement of any proceeding against Borrower or any guarantor of any of the Obligations under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal or stay thereof within 45 days after the date commenced; or

(k) (i) revocation or termination of, or limitation or denial of liability upon, the Guaranty or any other any guaranty of the Obligations or any attempt to do any of the foregoing, or (ii) the commencement of proceedings by any Guarantor of any of the Obligations under any bankruptcy or insolvency law; or

(l) revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or

(m) Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations (other than as permitted in the applicable subordination agreement), or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or

(n) a default or breach shall occur under any other Loan Document, which default or breach shall be continuing after the later of any applicable expressly specified cure period of five (5) Business Days; or

(o) a Material Adverse Change shall occur.

PFG may cease making any Loans hereunder during any of the cure periods provided above, and thereafter if an Event of Default has occurred and is continuing.

7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, PFG, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan

Document; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes PFG without judicial process to enter onto any of Borrower’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as PFG deems it necessary, in its good faith business judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should PFG seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that PFG retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to PFG at places designated by PFG which are reasonably convenient to PFG and Borrower, and to remove the Collateral to such locations as PFG may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, PFG shall have the right to use Borrower’s premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time PFG obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. PFG shall have the right to conduct such disposition on Borrower’s premises without charge, for such time or times as PFG deems reasonable, or on PFG’s premises, or elsewhere and the Collateral need not be located at the place of disposition. PFG may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) Demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes PFG to endorse or sign Borrower’s name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in PFG’s good faith business judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (h) Exercise any and all rights under any present or future Control Agreements relating to Deposit Accounts or Investment Property; and (i) Demand and receive possession of any of Borrower’s federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto. All reasonable attorneys’ fees, expenses, costs, liabilities and obligations incurred by PFG with respect to the foregoing shall be added to and become part of the Obligations, shall be due upon written demand (together with reasonably detailed backup documentation). Without limiting any of PFG’s rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be the Default Rate.

7.3 Standards for Determining Commercial Reasonableness. Borrower and PFG agree that a sale or other disposition (collectively, “sale”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) Notice of the sale is given to Borrower at least ten days prior to the sale, and, in the case of a public sale, notice of the sale is published at least five days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) Notice of the sale describes the collateral in general, non-specific terms; (iii) The sale is conducted at a place designated by PFG, with or without the Collateral being present; (iv) The sale commences at any time between 8:00 a.m. and 6:00 p.m.; (v) Payment of the purchase price in cash or by cashier’s check or wire transfer is required; (vi) With respect to any sale of any of the Collateral, PFG may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. PFG shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

7.4 Power of Attorney. Upon the occurrence and during the continuance of any Event of Default, without limiting PFG’s other rights and remedies, Borrower grants to PFG an irrevocable power of attorney coupled with an interest, authorizing and permitting PFG (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, to do any or all of the following, in Borrower’s name or otherwise, but PFG agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner: (a) Execute on behalf of Borrower any documents that PFG may, in its good faith business judgment, deem advisable in order to perfect and maintain PFG’s security interest in the Collateral, or in order to exercise a right of Borrower or PFG, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) Execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic’s, materialman’s or other lien, or assignment or satisfaction of mechanic’s, materialman’s or other lien; (c) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into PFG’s possession; (d) Endorse all checks and other forms of remittances received by PFG; (e) Pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) Grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (g) Pay any sums required on account of Borrower’s taxes or to secure the release of any liens therefor, or both; (h) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) Instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give PFG the same rights of access and other rights with respect thereto as PFG has under this Agreement; (j) Execute on behalf of Borrower and file in Borrower’s name such documents and instruments as may be necessary or appropriate to effect the transfer of Domain Rights, domain names, domain registry administrative contacts and domain and website hosting services into the name of PFG or its designees, and (k) Take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents. Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by PFG with respect to the foregoing shall be payable upon written demand (together with reasonably-detailed back documentation). In no event shall PFG’s rights under the foregoing power of attorney or any of PFG’s other rights under this Agreement be deemed to indicate that PFG is in control of the business, management or properties of Borrower.

7.5 Application of Proceeds. All proceeds realized as the result of any sale of the Collateral shall be applied by PFG first to the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by PFG in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as PFG shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to PFG for any deficiency. If, PFG, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, PFG shall have the option, exercisable at any time, in its good faith business judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by PFG of the cash therefor.

7.6 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, PFG shall have all the other rights and remedies accorded a secured party under the Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between PFG and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by PFG of one or more of its rights or remedies shall not be deemed an election, nor bar PFG from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of PFG to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

8. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

“Account Debtor” means the obligor on an Account.

“Accounts” means all present and future “accounts” as defined in the California Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.

“Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or Subsidiary of such Person, or any Person directly or indirectly through any other Person controlling, controlled by or under common control with such Person.

“Bridge Period” means the period from the Effective Date to the earlier to occur of (i) February 15, 2012, and (ii) the closing of the sale of the Thermal Business.

“Business Day” means a day on which PFG is open for business.

“Cash” means unrestricted cash or Cash Equivalents in deposit accounts or investment accounts for which there is in effect a Control Agreement among Borrower, PFG and the depositary institution in respect of such accounts, unless the requirement for a Control Agreement has been waived by PFG.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than two (2) years from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s

Ratings Group of Moody’s Investors Service, Inc.; (c) certificates of deposit with such financial institutions in respect of which PFG has in effect a Control Agreement) issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing thirty-five percent (35%) or more of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.

“Collateral” has the meaning set forth in Section 2 above.

“Compliance Certificate” means Borrower’s certification of its compliance with the terms and conditions of this Agreement and such other matters as PFG may reasonably require to be addressed in such certificate, in the form as initially set forth as Exhibit B hereto, as such form may be amended from time to time upon advance notice from PFG.

“Constitutional Document” means in relation to any Borrower, such Borrower’s articles of incorporation, formation or association, certificate of incorporation or formation, by-laws or other or other document or instrument required or customary in such Borrower’s jurisdiction of formation, principal place of business or operation, including such Borrower’s agreements with shareholders and joint venture partners.

“continuing” and “during the continuance of” when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by PFG or cured within any applicable cure period.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” means the lesser of four percent (4%) per annum over the rate stated in the Schedule and the maximum rate of interest that may lawfully be charged to a commercial borrower under applicable usury laws.

“Deposit Accounts” means all present and future “deposit accounts” as defined in the California Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit and, for the avoidance of doubt, whether such accounts would be deemed within the term “Deposit Account” as intended in the California Code, any escrow accounts holding funds that may be due to Borrower, but excluding deposit and similar accounts with Governmental Bodies for payment of pension and tax liabilities and the like, shall be deemed within the term “Deposit Account” for purposes of this Agreement.

“Dormant Subsidiary(ies)” means each and all of Novalog, Inc., a California corporation, Microsensors, Inc., a Delaware corporation, RedHawk Vision, Inc., a Delaware corporation, and iNetWorks Corporation, a Nevada corporation, each with its address for purposes of this Agreement at 3001 Red Hill Ave., Bldg. 4/108, Costa Mesa, Orange County, CA 92926.

“Equipment” means all present and future “equipment” as defined in the California Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Escrow” means the Escrow Agreement entered into with J.P. Morgan Chase Bank, N.A. (as Escrow Agent) in connection with that certain Asset Purchase Agreement dated as of October 17, 2011 between Borrower and Vectronix, Inc. for the purchase of the Thermal Business by Vectronix, and “Escrow Account” means the corresponding escrow deposit account for a portion of the purchase price of the Thermal Business to be paid by Vectronix Inc. to Borrower.

“Event of Default” means any of the events set forth in Section 7.1 of this Agreement.

“Fees” or “fees” or “costs” or “expenses” that are specified to be “incurred” hereunder mean fees, costs or expenses, as the case may be, that are incurred and payable to the relevant third party(ies) invoicing such fees, costs and expenses for goods and/or services and shall not include (except to the extent specified in this Agreement, such as in Section 5.4) any PFG-allocated internal costs or cost estimates of providing the same or similar products and/or services internally.

“First-Priority” means, in relation to PFG’s security interest in Collateral, a security interest that is prior to any other security interest, with the exception of security interests corresponding to Permitted Liens that are expressly stated to be senior in priority and payment to the security interests of PFG.

“Financial Statements” means consolidated financial statements of Borrower, including a balance sheet, income statement and cash flow and, in the case of monthly-required financial statements, showing data for the month being reported and a history showing each month from the beginning of the relevant fiscal year.

“GAAP” means generally accepted accounting principles consistently applied.

“General Intangibles” means all present and future “general intangibles” as defined in the California Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“good faith business judgment” means honesty in fact and good faith (as defined in Section 1201 of the Code) in the exercise of PFG’s business judgment.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is, has been issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, principality, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Guarantor” means each of Griffin Fund LP, a Delaware limited partnership and Costa Brava Partnership III, L.P., individually and collectively, jointly and severally, and the “Guaranty” means the unconditional guarantee of $2,000,000 of Borrower’s monetary Obligations by Guarantor.

“including” means including (but not limited to).

“Indebtedness” means (a) indebtedness for borrowed money or the deferred purchase price of property or services (other than trade payables arising in the ordinary course of business), (b) obligations evidenced by bonds, notes, debentures or other similar instruments, (c) reimbursement obligations in connection with letters of credit, and (d) capital lease obligations.

“Intellectual Property” means all present and future: (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know-how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (f) computer software and computer software products; (g) designs and design rights; (h) technology; (i) all claims for damages by way of past, present and future infringement of any of the rights included above; and (j) all licenses or other rights to use any property or rights of a type described above.

“Inventory” means all present and future “inventory” as defined in the California Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means any beneficial ownership interest in any Person (including any stock, partnership interest or other equity or debt securities issued by any Person), and any loan, advance or capital contribution to any Person.

“Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.

“Knowledge” or “best of knowledge” and words of similar import mean either (i) the actual knowledge of any of Borrower’s officers, including Chief Executive Officer, President, Chief Information Officer (if any), Chief Technology Officer (or equivalent), Chief Financial Officer and Corporate Controller, or Borrower’s Vice Presidents or General Managers supervising a business unit or division, or any persons succeeding or performing the responsibilities of such identified positions, or (ii) such knowledge as the persons in such identified positions would have assuming (A) Borrower policies in accordance with generally-accepted norms of corporate governance and (B) the actual exercise of reasonable diligence and prudence by such persons in accordance with such policies.

“Legal Requirement” means any written local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is, has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Lien” or “lien” is a security interest, claim, mortgage, deed of trust, levy, charge, pledge, adverse claim or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” means, collectively, this Agreement, the Representations, and all other present and future documents, instruments and agreements between PFG and Borrower, including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

“Loan Request” means any request that may be made by a Borrower in connection with this Agreement, including a borrowing request, consent request, waiver request or the like.

“Looney Note” means that certain secured promissory note issued to Timothy Looney in April 2010 by Borrower in the original principal amount of $2,500,000, of which a principal balance of $1,897.476.35 remains outstanding (the “Looney Note”).

“Material Adverse Change” means any of the following: (i) a material adverse change in the business, operations, or financial or other condition of the Borrower, or (ii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) a material impairment of the value or priority of PFG’s security interests in the Collateral.

“Non-Core Intellectual Property” means Intellectual Property which is not used or intended to be used by Borrower in the development or sale of products in the ordinary course of business.

“Non-Overdue Monetary Obligations” means, at any time, the amount of monetary Obligations other than principal Indebtedness owed by Borrower to PFG but not then due, such as accrued and unpaid interest not yet due, and “Overdue Monetary Obligations” means, at any time, the amount of monetary Obligations that are due, owing and unpaid, and in the case where the existence and quantum of such Obligations would not be reasonably Known by Borrower absent a PFG notice of the same, such Obligations shall not be deemed “Overdue” unless and until unpaid in accordance with the terms of such notice. For the avoidance of doubt, The amount of Default interest payable in respect of one Overdue Monetary Obligation shall not be compounded with Default interest that may be due as a result of late payment of another distinct Overdue Monetary Obligation (i.e., no default interest on interet about which Borrower would be unaware absent PFG notice of the same shall not be deemed “overdue” unless such obligations remain unpaid under the terms of the PFG notice specifying the same.

“Obligations” means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to PFG, including obligations and covenants intended to survive the termination of this Agreement, whether evidenced by this Agreement or any note or other instrument or document, or otherwise, including indebtedness under any obligation to purchase equity derivatives purchased or otherwise issued to PFG from time to time, whether arising from an extension of credit, opening of a letter of credit, banker’s acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by PFG in Borrower’s debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney’s fees, expert witness fees, audit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.

“Ordinary (or “ordinary”) course of business” and derivatives shall apply to an action taken or an action required to be taken and not taken by or on behalf of a Borrower. An action will not be deemed to have been taken in the “ordinary course of business” unless: (a) such action is consistent with its past practices (if such type of action has been taken in the past and, if not, such action shall be deemed not in the ordinary course of business) and is similar in nature and magnitude to actions customarily taken by it; (b) such action is taken in accordance with sound and prudent business practices in its jurisdiction of organization; and (c) such action is not required to be authorized by its shareholders and does not require any other separate or special authorization of any nature.

“Other Property” means the following as defined in the California Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims” (including without limitation any commercial tort claims identified in the Representations), “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the California Code.

“Payment” means all checks, wire transfers and other items of payment received by PFG for credit to Borrower’s outstanding Obligations.

“Permitted Indebtedness” means

(i) the Loans and other Obligations; and

(ii) Indebtedness existing on the date hereof and shown on Exhibit A hereto and any extension, renewal or refinancing thereof, provided that the principal amount of the indebtedness being extended, renewed or refinanced does not increase except by an amount equal to accrued and unpaid interest and other amounts paid in connection with such extension, renewal or refinancing;

(iii) Subordinated Debt;

(iv) unsecured Indebtedness to trade creditors in the ordinary course of business;

(v) other Indebtedness secured by Permitted Liens;

(vi) reimbursement obligations in respect of letters of credit in an aggregate face amount outstanding not to exceed $300,000 at any time outstanding, which has been reported to PFG in writing.

“Permitted Investments” are:

(i) Investments (if any) shown on Exhibit A and existing on the date hereof;

(ii) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition;

(iii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc;

(iv) investments in Dormant Subsidiaries existing on the date hereof;

(v) Cash Equivalents and bank certificates of deposit issued maturing no more than 1 year after issue; and

(vi) loans or advances to officers, directors and employees of Borrower in an aggregate principal amount not to exceed $25,000 at any one time.

“Permitted Liens” means the following:

(i) purchase money security interests in specific items of Equipment;

(ii) leases of specific items of Equipment;

(iii) Liens for Taxes not yet payable;

(iv) additional security interests and liens consented to in writing by PFG, which consent may be withheld in its good faith business judgment. PFG will have the right to require, as a condition to its consent under this subparagraph (iv), that the holder of the additional security interest or lien sign an intercreditor agreement on PFG’s then standard form, acknowledge that the security interest is subordinate to the security interest in favor of PFG, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agrees that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement;

(v) security interests being terminated substantially concurrently with this Agreement;

(vi) Liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent;

(vii) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (i) or (ii) above and (xiv) below, provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase except by an amount equal to accrued and unpaid interest and other amounts paid in connection with such extension, renewal or refinancing and, if such indebtedness is subordinated to the Obligations, pursuant to the same terms of subordination;

(viii) Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods;

(ix) statutory, common law or contractual liens of depository institutions or institutions holding securities account (including rights of set-off) securing only customary charges and fees in connection with such accounts;

(x) security deposits for the benefit of landlords in the ordinary course of business;

(xi) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business;

(xii) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting PFG a security interest;

(xiii) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business; and

(xiv) Liens existing on the date hereof and shown on Exhibit A hereto.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

“Plan” means Borrower’s Board-approved financial plan for each fiscal year, including budgets and forecasts.

“Qualifying Request” means a request made by an authorized officer of Borrower under Section 1.5 for a Loan within the requisite notice periods required under this Agreement that is within the Dollar Credit Limit (as set forth in Section 1 of the Schedule) and is accompanied by such certificates, documents and instruments as may be required under this Agreement or otherwise reasonably required by PFG to confirm Borrower’s compliance with the Loan Documents at the time of such request.

“Representations” means the written Representations and Warranties provided by Borrower to PFG referred to in the Schedule.

“Security Instruments” means financing statements filed under the Code in any jurisdiction in which such financing statements may be filed, fixed and floating charges, share charges, mortgage debentures, and any other notices, instruments and filings that reflect the “all assets” security granted to PFG by Borrower in this Agreement and the other Loan Documents.

“Subordinated Debt” means debt incurred by Borrower and subordinated to Borrower’s debt to PFG (pursuant to a subordination agreement entered into between PFG, Borrower and the subordinated creditor), legally effective to subordinate such the Lien and repayment of the holder of such subordinated debt, as PFG may determine in its business discretion with respect to any particular debt to be subordinated.

“Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar contract.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Thermal Business” means Borrower’s thermal business imaging division and all Collateral required to operate said business on a stand-alone basis, as described in Borrower’s public announcement of the pending sale of such business division, including trademarks, patents and patent applications identified in Exhibit A.

“Transfer” or “transfer” shall include any sale, assignment with or without consideration, encumbrance, hypothecation, pledge, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly.

“Trivial” and “Non-trivial” mean trivial and non-trivial, respectively, from the perspective of a reasonable lender in PFG’s position, as determined by PFG in its good faith business discretion, and “Non-trivial” includes a lesser level of significance that does the term “material.”

Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

9. GENERAL PROVISIONS.

9.1 Confidentiality. PFG agrees to use the same degree of care that it exercises with respect to its own proprietary information, to maintain the confidentiality of any and all proprietary, trade secret or confidential information provided to or received by PFG from the Borrower, which indicates that it is confidential, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, provided that PFG may disclose such information (i) to its officers, directors, employees, attorneys, accountants, affiliates, participants, prospective participants, assignees and prospective assignees, and such other Persons to whom PFG shall at any time be required to make such disclosure in accordance with applicable law or legal process, provided such persons are informed of the confidential nature of the information and PFG’s obligations hereunder, and (ii) in its good faith business judgment in connection with the enforcement of its rights or remedies after an Event of Default, or in connection with any dispute with Borrower or any other Person relating to Borrower. The confidentiality agreement in this Section supersedes any prior confidentiality agreement of PFG relating to Borrower.

9.2 Interest Computation. In computing interest on the Obligations, all Payments received after 12:00 Noon, Pacific Time, on any day shall be deemed received on the next Business Day.

9.3 Payments. If no Default or Event of Default has occurred and is continuing, all payments shall be applied (i) first, to accrued and unpaid interest and fees (ii) second, to the principal amount of Loans then due and payable and (iii) third, as a prepayment of principal Obligations not then due. If a Default or Event of Default has occurred and is continuing, payments may be applied, and in PFG’s good faith business judgment reversed and re-applied, to the Obligations, in such order and manner as PFG shall determine in its good faith business judgment.

9.4 Charges to Accounts. PFG may, in its discretion, require that Borrower pay monetary Obligations in cash to PFG, or if not paid when due, charge them to Borrower’s Loan account, in which event they will bear interest at the same rate applicable to the Loans.

9.5 Monthly Accountings. PFG shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by PFG), unless Borrower notifies PFG in writing to the contrary within 60 days after such account is rendered, describing the nature of any alleged errors or omissions.

9.6 Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally, or by reputable private delivery service, or by regular first-class mail, or certified mail return receipt requested, or by fax to the most recent fax number a party has for the other party (and if by fax, sent concurrently by one of the other methods provided herein), or by electronic mail to the most recent electronic mail address for Borrower provided for the chief financial officer or financial controller executing the Representations (and if by electronic mail, with an electronic delivery and/or read receipt), addressed to PFG or Borrower at the addresses shown in the heading to this Agreement, in the Representations or at any other address designated in writing by one party to the other party. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid, or on the first business day of receipt during business hours in the case of notices sent by fax or electronic mail, as provided herein. All notices to be given to Borrower shall be addressed to the attention of the Chief Executive Officer or Senior Vice President, Corporate Development, or as otherwise noticed by an authorized officer of Borrower to PFG.

9.7 Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

9.8 Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and PFG and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

9.9 Waivers; Indemnity. The failure of PFG at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of PFG later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of PFG or its agents or employees, but only by a specific written waiver signed by an authorized officer of PFG and delivered to Borrower. Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by PFG on which Borrower is or may in any way be liable, and notice of any action taken by PFG, unless expressly required by this Agreement. Borrower hereby agrees to indemnify PFG and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys’ fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or the Loan Documents; provided that this indemnity shall not extend to damages proximately caused by the indemnitee’s own gross negligence or willful misconduct. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

9.10 No Liability for Ordinary Negligence. Neither PFG, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing PFG shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of PFG, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing PFG, but nothing herein shall relieve PFG from liability for its own gross negligence or willful misconduct.

9.11 Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of PFG.

9.12 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

9.13 Attorneys Fees and Costs. Subject to the limitations on expense reimbursements set forth in Section 5.4 in respect of inspections and audits and in Section 9.17 in respect of loan monitoring, Borrower shall reimburse PFG for all reasonable attorneys’ fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by PFG, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys’ fees and costs PFG incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower’s books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce PFG’s security interest in, the Collateral; and otherwise represent PFG in any litigation relating to Borrower. If either PFG or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys’ fees, including (but not limited to) reasonable attorneys’ fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. All attorneys’ fees and costs to which PFG may be entitled pursuant to this Paragraph shall be due upon written invoice or demand (together with customary backup documentation) and thereupon become part of Borrower’s Obligations and, if not paid within five (5) Business Days, shall (without prejudice to PFG’s rights arising under Section 7.1 (b)) bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

9.14 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and PFG; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of PFG, and any prohibited assignment shall be void. No consent by PFG to any assignment shall release Borrower from its liability for the Obligations.

9.15 Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

9.16 Limitation of Actions. Any claim or cause of action by Borrower against PFG, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, incurred, done, omitted or suffered to be done by PFG, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by (a) the filing of a complaint within one year after the earlier to occur of (i) the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, or (ii) the date this Agreement is terminated, and (b) the service of a summons and complaint on an officer of PFG, or on any other person authorized to accept service on behalf of PFG, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of PFG in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.

9.17 Loan Monitoring. At reasonable times and upon reasonable advance notice to Borrower, PFG shall have the right to visit personally with Borrower up to four times per calendar year at its principal place of business or such other location as the parties may mutually agree, for the purpose of meeting with Borrower’s management in order to remain as up-to-date with Borrower’s business as is practicable and to maintain best practices in terms of lender loan monitoring and diligence. Reasonable costs, including travel and lodging for up to two PFG staff for two of the four visits (which shall be inclusive of the costs of any inspection or audit under Section 5.4) shall be at Borrower’s expense and reimbursed in the same manner as other PFG expenses under this Agreement.

9.18 Correction of Loan Documents. PFG may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as PFG provides Borrowers with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by both PFG and Borrower.

9.19 Paragraph Headings; Construction. Paragraph headings are only used in this Agreement for convenience. Borrower and PFG acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against PFG or Borrower under any rule of construction or otherwise.

9.20 Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions hereunder and all rights and obligations of PFG and Borrower shall be governed by the laws of the State of California. As a material part of the consideration to PFG to enter into this Agreement, Borrower (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at PFG’s option, be litigated in courts located within California, and that the exclusive venue therefor shall be San Francisco County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

9.20 Mutual Waiver of Jury Trial. BORROWER AND PFG EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN PFG AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF PFG OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH PFG OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the San Francisco County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in San Francisco County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the San Francisco County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

[SIGNATURE PAGE FOLLOWS]

Borrower:		PFG:
IRVINE SENSORS CORPORATION		PARTNERS FOR GROWTH III, L.P.

By	/s/ Bill Joll
	President or Vice President	By	/s/ Lorraine Nield

By	/s/ Marcus A. Williams	Name:	Lorraine Nield
Secretary or Ass’t Secretary
		Title:	Manager, Partners for Growth III, LLC Its General Partner

Signature Page to Loan and Security Agreement

Partners For Growth

Schedule to

Loan and Security Agreement

Borrower:	Irvine Sensors Corporation, a Delaware corporation
Address:	3001 Red Hill Ave., Bldg. 4/108, Costa Mesa, Orange County, CA 92926
Date:	December 14, 2011

This Schedule forms an integral part of the Loan and Security Agreement between PARTNERS FOR GROWTH III, L.P. and the Borrower above of even date.

1. CREDIT LIMIT
(Section 1.1):	An amount not to exceed $5,000,000 (the “Credit Limit”) at any one time outstanding.

Repayment:	Borrower shall pay interest only on outstanding Loans until the Maturity Date, on which date all Loans and other monetary Obligations shall be paid.

Prepayment:	Borrower may prepay the Loans in whole or in part, without premium or penalty, and, within the Credit Limit and subject to the other terms and conditions hereof, amounts prepaid may be reborrowed. If the aggregate principal amount of the Loans at any time shall exceed the Credit Limit, Borrower shall prepay the Loans in an amount equal to such excess. Borrower may terminate this Agreement prior to the Maturity Date in accordance with Section 6.2 of the Agreement, so long as contemporaneous with the repayment of all monetary Obligations it pays PFG an early termination fee equal to $50,000.

2. INTEREST.

Interest Rate (Section 1.2):

A rate equal to 12% per annum. Interest shall be calculated on the basis of a 360-day year and a year of twelve months of 30 days each for the actual number of days elapsed. Accrued interest for each month shall be payable monthly, on the first Business Day of each month for interest accrued during the prior month.

Partners for Growth	Schedule to Loan and Security Agreement

3. FEES (Section 1.3):

Commitment Fee:	$100,000, payable concurrently herewith, less any due diligence fees paid to PFG on or about execution of the term sheet in respect of the Loans.

4. MATURITY DATE
(Section 6.1):	December 14, 2013.

5. FINANCIAL COVENANTS
(Section 5.1):	Measured as from January 1, 2012, as at the end of each month, but with compliance not required until the first full calendar month occurring after the expiry of the Bridge Period, Borrower shall meet or exceed the minimum covenant thresholds set forth below as of each required date of measurement:

Minimum Liquidity:	Measured monthly, (a) minus (b), below, must be greater than $0, where (a) equals (i) Cash, plus (ii) Accounts Receivable, plus (iii) 80% of the balance from time to time in the Escrow Account, plus (iv) 50% of Inventory, and (b) equals 150% of all monetary Obligations owing (whether or not then due) to PFG in excess of $2,000,000. Mathematically, {sum ((i)+(ii)+(iii)+(iv)} > {150% * (all PFG monetary Obligations - $2,000,000)}. If Borrower achieves or exceeds Revenues of not less than $20,000,000 during the 2012 calendar year, then the above-referenced percentage shall thereafter increase from 150% to 175%.

For purposes hereof, the term “Accounts Receivable” and “Inventory” mean Borrower’s accounts receivables and inventory under GAAP as reflected and reported from time to time in its Financial Statements.

Minimum EBITDA:	Borrower shall maintain cumulative EBITDA measured monthly on a cumulative basis of not less than ($4,500,000) (with parentheses denoting a negative number); provided, however, if Borrower achieves or exceeds Revenues of not less than $20,000,000 during the 2012 calendar year, then Borrower shall not be required to comply with the afore-specified Minimum EBITDA Financial Covenant. For example only, after having had not more than $4,500,000 in cumulative EBITDA losses as at each of the February, March and April reporting periods, if Borrower reports cumulative EBITDA of ($5,000,000) (i.e., a $5,000,000 EBITDA loss) as of the monthly period ending May 31, 2012, Borrower would not be in compliance with the Minimum EBITDA Financial Covenant.

Partners for Growth	Schedule to Loan and Security Agreement

“EBITDA” means (a) net income, minus (b) any non-cash income, plus (c) interest expense, plus (d) to the extent deducted in the calculation of net income, depreciation expense and amortization expense, plus (e) income tax expense excluding (f) any non-cash change in fair value of derivative instruments, and (g) non-cash stock-based compensation, including employee retirement plan contributions, in each case as reported in Borrower’s public filings (or calculated on a consistent basis with Borrower’s current public filings.

“Revenues” means revenues as reported as such by Borrower in its public filings (or calculated on a consistent basis with Borrower’s current public filings).

6. REPORTING.
(Section 5.3):	Borrower shall provide PFG with the following:

(a) Monthly deferred revenue schedules, accounts receivable and accounts payable agings, aged by invoice date, within 20 days after the end of each calendar month.

(b) Monthly unaudited financial statements (balance sheet, income statement, statement of cash flows), as soon as available, and in any event within 20 days after the end of each calendar month.

(c)    Monthly Compliance Certificates, within 20 days after the end of each month, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such month Borrower was in full compliance with all of the terms and conditions of this Agreement, and, to the extent then relevant, setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as PFG shall reasonably request.

(d)    If requested by PFG, annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for each next succeeding fiscal year of Borrower, within 30 days after the end of each fiscal year of Borrower.

(e) Annual financial statements, as soon as available, and in any event within 120 days following the end of Borrower’s fiscal year, certified by, and with an unqualified opinion of,

Partners for Growth	Schedule to Loan and Security Agreement

independent certified public accountants acceptable to PFG. If Borrower files a form 10-K with the Securities and Exchange Commission and the same is available within said period through EDGAR, this requirement will be deemed satisfied.

(f) Such other information and reports as PFG may reasonably request from time to time.

7. BORROWER INFORMATION:

Borrower represents and warrants that the information set forth in the Representations and Warranties of the Borrower delivered contemporaneously with this Loan Agreement (the “Representations”) is true and correct as of the Effective Date.

8. ADDITIONAL PROVISIONS

(a)      Deposit Accounts. Concurrently, Borrower shall cause the banks and other institutions where its Deposit Accounts are maintained to enter into Control Agreements with PFG, in form and substance reasonably satisfactory to PFG and sufficient to perfect PFG’ security interest in said Deposit Accounts. Said Control Agreements shall permit PFG, upon a Default, to exercise exclusive control over said Deposit Accounts and in the case of escrow accounts that are Deposit Accounts, as defined herein, exclusive control of the disposition of the proceeds thereof.

(b)      Subordination of Inside Debt. All present and future Indebtedness of Borrower to its officers, directors and shareholders (“Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on PFG’s standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding, except as specified in Exhibit A. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to PFG a subordination agreement on PFG’s standard form.

(c)      Use of Proceeds. The proceeds of the initial Loan shall be used to discharge the Looney Note and, thereafter, for general working capital purposes.

Partners for Growth	Schedule to Loan and Security Agreement

9. CONDITIONS
In addition to any other conditions to Loans set out in this Agreement, PFG will not make the initial Loan hereunder until PFG shall have received, in form and substance reasonably satisfactory to PFG, such documents, and completion of such other matters, as PFG may reasonably deem necessary or appropriate, including that there shall be no discovery of any facts or circumstances which would, as determined by PFG in its sole discretion, negatively affect or be reasonably expected to negatively affect the collectability of the Obligations, PFG’s security interest in Borrower’s Collateral or the value thereof, including, without limitation:

(a) duly executed original signatures of Borrower to the Loan Documents to which Borrower is a party;

(b)      Borrower’s respective constitutional documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the date hereof, together with a foreign qualification certificate from the States of California and Texas;

(c)      a Secretary’s Certificate certifying the incumbency and signatures of the relevant executive officers of Borrower, the appended Certificate of Incorporation of Borrower, the appended Bylaws of Borrower, the appended resolutions of the Board of Directors of Borrower authorizing the transactions contemplated by this Agreement, the Warrant (as defined below) and the Representations;

(d) account Control Agreements as required by Section 8(b) of this Schedule, duly executed by Borrower and each relevant depositary and other institution in favor of PFG;

(e)      Security Instrument searches, as PFG shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such Security Instruments either constitute Permitted Liens or have been or, in connection with the Loans, will be terminated or released;

(f) the Representations, duly executed by Borrower,

(g) a landlord consent executed in favor of PFG by the Borrower’s principal office lessor in respect of Borrower’s principal business premises;

Partners for Growth	Schedule to Loan and Security Agreement

(h)      if Borrower’s constitutional documents or stockholders agreements include a redemption right at the option of stockholders, which right would become exercisable while any Loan is outstanding, the written waiver of such right by the requisite stockholders until such time as all Obligations are indefeasibly paid and discharged.

(i) a duly executed warrant in favor of PFG and its designees to purchase shares of Borrower’s common stock, in agreed form (the “PFG Warrant”);

(j) the insurance policies and/or endorsements required pursuant to Section 5.2;

(k) payment of the Fee specified in Section 3 of this Schedule and PFG’s expenses incurred in connection with the Loan;

(l) a duly executed Compliance Certificate dated the date hereof;

(m)     a pay-off agreement duly executed by Timothy Looney and Borrower in favor of PFG and evidence of the substantially concurrent, full and indefeasible pay-off of the Looney Note, together with the discharge any and all associated liens; and

(n) the Guaranty, duly executed and delivered by each Guarantor.

In addition to any other conditions to Loans set out in this Agreement (including that no Default or Event of Default has occurred), PFG will not make the any Loan subsequent to the initial loan hereunder until PFG shall have received, in form and substance reasonably satisfactory to PFG:

(o) a proper and timely Loan Request for a borrowing;

(p)      evidence of the satisfaction of any of the above conditions to the initial Loan the satisfaction of which (by their respective terms, above, or which by any terms of any post-closing obligations letter agreement between PFG and Borrower) PFG has permitted to be deferred to a date after the Effective Date (except for post-closing obligations not yet required to be delivered; and

(q) a Compliance Certificate.

[SIGNATURE PAGE FOLLOWS]

Borrower: IRVINE SENSORS CORPORATION		PARTNERS FOR GROWTH III, L.P.

		By	/s/ Lorraine Nield

By	/s/ Bill Joll	Name:	Lorraine Nield
	President or Vice President	Title:	Manager, Partners for Growth III, LLC
Its General Partner
By	/s/ Marcus A. Williams
Secretary or Ass’t Secretary

- Signature Page of Schedule to Loan and Security Agreement -

Exhibit A to Loan and Security Agreement

Section 8 - “Permitted Indebtedness”—Other Existing Permitted Indebtedness:

12% Subordinated Secured Convertible Notes due December 23, 2015 issued December 23, 2010

12% Subordinated Secured Convertible Notes due December 23, 2015 issued March 31, 2010

12% Subordinated Secured Convertible Notes due December 23, 2015 issued July 1, 2010

12% Subordinated Secured Convertible Notes due December 23, 2015 issued July 19, 2010

12% Senior Subordinated Promissory Notes due March 16, 2013 issued March 16, 2011

12% Senior Subordinated Promissory Notes due March 16, 2013 issued March 31, 2011

Capital Lease dated 5/17/11 for Equipment between the Company and Univest Capital

Capital Lease dated 5.17.11 for Equipment between the Company and Western Finance & Lease

Section 8 - “Permitted Investments”—Other Existing Permitted Investments: None

Section 8 - “Permitted Liens” (Existing on the Date Hereof)

Liens granted in favor of the holders of 12% Senior Subordinated Secured Promissory Notes due March 16, 2013

Liens granted in favor of the holders of 12% Subordinated Secured Convertible Notes due December 23, 2015

Section 8 - “Thermal Business”

Trademarks Subject to Pending Sale

Serial Number - Registration Number	Date	Mark	Owner
78544618	May 2, 2006	PMTV	Irvine Sensors Corporation

Patents Subject to Pending Sale

Serial #	Title	Owner
12/456,345	Second Imaging Device Adaptable for Use With First Imaging Device and Method for Using Same	Irvine Sensors Corporation

12/800,888	Repositionable Lens Cover	Irvine Sensors Corporation

61/444,970	On-Board Non-Uniformity Correction Calibration Method for Microbolometer Focal Plane Array	Irvine Sensors Corporation

61/404,123	Alignment and Lead Insertion Device for an Electronic Component	Irvine Sensors Corporation

13/245,345	Alignment and Lead Insertion Device for an Electronic Component	Irvine Sensors Corporation

Compliance Certificate

Borrower: Irvine Sensors Corp. dba ISC8	Lender:	Partners for Growth III, L.P. (“PFG”)
3001 Red Hill Ave., Bldg. 4/108		150 Pacific Avenue
Costa Mesa, CA 92926		San Francisco, CA 94111

The undersigned authorized officer of Borrower hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and PFG dated as of December 14, 2011 (the “Agreement”), as of the date hereof (i) Borrower is in compliance with all required covenants except as detailed below, (ii) all representations and warranties of Borrower stated in the Agreement, including the Representation Letter, as defined in the Agreement, are true, complete, correct and accurate in all material respects on this date except those representations and warranties expressly referring to a specific date shall be true, complete, correct and accurate in all material respects as of such date, and except as noted below or on any disclosure letter attached to this Certificate, (iii) Borrower has timely filed all required Non-Trivial Tax Returns, and Borrower has timely paid all Non-Trivial Taxes owed by Borrower(s) except as otherwise permitted pursuant to the Loan Agreement and, and (iv) no Defaults or Events of Default have occurred and are continuing. Capitalized terms used but not defined herein shall have the meanings given thereto in the Agreement.

[Signature page follows]

/s/ Dan Regalado
SIGNATURE
Treasurer
TITLE
December 14, 2011
DATE

[Signature Page to Compliance Certificate]